Exhibit 3

USFS Acquisition Co.
200 West Madison
Chicago, IL  60606



Ladies and Gentlemen:

The undersigned hereby sells, assigns, and transfers to USFS Acquisition Co., a Delaware corporation (the "Purchaser"), 589,865 shares of common stock of US Franchise Systems, Inc. (the "Company") at a purchase price of $5 per share, net to the seller in cash. The undersigned hereby constitutes and appoints Sun Trust Bank or any officer of the Company the true and lawful agent and attorney in fact of the undersigned with respect to shares transferred hereby (with full power of substitution) to deliver certificates for such shares or otherwise transfer ownership of such shares to or upon the order of the Purchaser.

The undersigned represents and warrants to the Purchaser that the undersigned has full power and authority to sell, assign, and transfer the shares transferred hereby, and the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, or other obligations related to the sale or transfer thereof. The undersigned will, upon request, execute and deliver any additional documents deemed by the Purchaser to be necessary or desirable to complete the sale, assignment and transfer the shares transferred hereby.



/s/ Neal K. Aronson
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Signature of holder


Dated   11-6         , 2000
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